CU BANCORP & CALIFORNIA UNITED BANK	PFO – CODE OF ETHICS

Exhibit 14.2

CU BANCORP AND CALIFORNIA UNITED BANK

PRINCIPAL FINANCIAL OFFICERS’

CODE OF ETHICS

C-451

The material is not to be copied, distributed or reproduced in any manner without the express permission of the Company.

Current Board Approval – 10/29/2015

Previous Board Approval – 11/14/2014

CU BANCORP & CALIFORNIA UNITED BANK	PFO – CODE OF ETHICS

I.	General Policy Statement

The honesty, integrity and sound judgement of CU Bancorp and California United Bank (collectively the “Company”) Principal Financial Officers is fundamental to our reputation and success. While all directors, officers and employees are at all times required to adhere to the Company’s Principles of Business Conduct & Ethics, the professional and ethical conduct of the Principal Financial Officers is essential to the proper functioning and success of the Company. It is the policy of the Company that the Company’s Principal Financial Officers are to conduct business in accordance with the highest ethical standards in order to merit and maintain the complete confidence and trust of its customers, shareholders, the market and the public in general.

The term “Principal Financial Officer” refers to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions to these Principal Financial Officers, including the Chief Executive Officer, the Chief Financial Officer and the Controller. In the event of the change of an officer’s title or designation as a principal officer, or the addition of an officer to the foregoing definition, any officer performing a similar function shall be included within the scope of this Code.

This Principal Financial Officers’ Code of Ethics (“Code of Ethics”) is intended to supplement the requirements in the Company’s Principles of Business Conduct & Ethics, Employee Handbook, Employee Complaint Procedures and other policies and procedures that are applicable to all Company officers and employees.

II.	Code of Ethics

To the best of their knowledge and ability, the Principal Financial Officers shall:

a.	act in an honest and ethical manner, including the handling of actual or apparent conflicts of interest between personal and professional relationships and refrain from any form of illegal, dishonest or unethical conduct;

b.	not directly or indirectly take any action to fraudulently influence, coerce, manipulate or mislead Company’s independent public accountants for the purpose of rendering the financial statements of Company misleading or improperly influencing any audit;

c.	provide to shareholders, regulators and financial markets full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to Federal or State Regulatory Agencies, the Securities Exchange Commission, or stock exchanges, and other public communications made by the Company;

d.	avoid any actual or apparent conflict of interest with analysts;

e.	fully comply with the spirit and intent as well as provisions of all applicable laws, rules, regulations and corporate governance standards;

f.	respect the confidentiality of information acquired in the course of employment and not use confidential information for personal advantage;

g.	proactively promote and be an example of honest and ethical behavior as a responsible partner among peers in the work environment;

The material is not to be copied, distributed or reproduced in any manner without the express permission of the Company.

Current Board Approval – 10/29/2015

Previous Board Approval – 11/14/2014

CU BANCORP & CALIFORNIA UNITED BANK	PFO – CODE OF ETHICS

h.	promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit and Risk Committee of the board of directors and to the appropriate person or persons identified in the Corporation’s Principles of Business Conduct & Ethics and the “Employee Complaints” Procedures; and

i.	be familiar with this Code of Ethics, the Company’s Principles of Business Conduct & Ethics and the Company’s Policies and Procedures.

III.	Ethics Violations.

Principal Financial Officers will be held accountable for adherence to this Code of Ethics. Principal Financial Officers who violate the provisions of this Code of Ethics may be subject to discipline, up to and including, but not limited to, dismissal from employment and prosecution under law.

IV.	Disclosures and Administration

a.	Disclosure of Code of Ethics. As an SEC reporting company, the Company is required to make a copy of the Code of Ethics publicly available. The Company may accomplish this by filing its Code of Ethics as an exhibit to its Annual Report on Form 10-K. Alternatively, the Company may file a copy of its Code of Ethics on its internet site providing that the Company discloses in its annual report that it intends to file the report on its internet site and provides the website address.

b.	The Board of Directors’ Compensation, Nominating and Corporate Governance Committee shall have sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Principal Financial Officers. Any change in or waiver from and the grounds for such change or waiver of this Code of Ethics shall be promptly disclosed through either a filing with the SEC on Form 8-K, or as otherwise determined appropriate, or required by law or regulation.

V.	SIGNATURES

Each of the Chief Executive Officer, Chief Financial Officer, and Controller, as well as any other employees who qualify as Principal Financial Officers under applicable rules and regulations shall acknowledge receipt of this policy and their understanding of the policy in writing. The following is a sample signature page. Management may change the signatories to the signature page without amendment of this policy or Board approval, in the event of personnel changes or additions to the category of Principal Financial Officer, providing that it may not exempt any Principal Financial Officer from his/her obligation to execute the signature page.

The material is not to be copied, distributed or reproduced in any manner without the express permission of the Company.

Current Board Approval – 10/29/2015

Previous Board Approval – 11/14/2014

CU BANCORP & CALIFORNIA UNITED BANK	PFO – CODE OF ETHICS

ACKNOWLEDGEMENT

I acknowledge that I have received and read the CU Bancorp & California United Bank Principal Financial Officer Code of Ethics dated October 29, 2015 and understand my obligations to comply with this Code of Ethics.

I understand that my agreement to comply with this Code of Ethics does not constitute a contract of employment.

/s/ David I. Rainer	October 29, 2015
David I. Rainer	Date
Chief Executive Officer

/s/ Karen Schoenbaum	October 29, 2015
Karen Schoenbaum	Date
Chief Financial Officer

/s/ Monica Lam	October 29, 2015
Monica Lam	Date
Controller

The material is not to be copied, distributed or reproduced in any manner without the express permission of the Company.

Current Board Approval – 10/29/2015

Previous Board Approval – 11/14/2014